November 13, 2015

Dear Shareholder,
We understand that change is part of any business. Change can bring about excitement, or it can be difficult, and sometimes we may experience both. Today is one of those days when change brings mixed emotions. After 36 years of service, Steve Pung recently announced he will be retiring as President of Isabella Bank at the end of this year. Throughout his career, Steve has served in several key leadership positions including Director of Personnel, Senior Vice President of Operations, Chief Operations Officer, and Executive Vice President. In 2012, our Board appointed Steve President of Isabella Bank. His strong leadership extends well beyond our Bank and into our local communities where he has been a devoted volunteer.

When Steve joined the Bank in 1979, we had 6 offices and less than 100 employees. Today, we have 29 offices and more than 400 employees. Steve’s commitment to community banking, passion for the Isabella Bank culture, and enthusiasm for innovation have played a significant role in our growth and enhanced our brand. He has been a mentor to many individuals and instrumental in cultivating talent within our organization. His leadership will have a lasting impact on our future leaders. We are thankful for his dedication to Isabella Bank and wish him well in his retirement.

Succession planning is a prudent strategy for any business. It ensures our core values and culture are passed from one generation of leadership to the next. I am pleased to share the Board has appointed Jerome Schwind, currently the Bank’s Executive Vice President and Chief Operations Officer, to serve as President and Chief Operations Officer of Isabella Bank effective December 31, 2015.

Jerome joined the Bank in 1999 and has more than 25 years of banking experience. He has served in various roles with us including Executive Vice President and Chief Operations Officer, Chief Integration Officer, and Mecosta Division President. He received his undergraduate degree from Ferris State University and his MBA from Lake Superior State University. Jerome is also a graduate of the Dale Carnegie Executive Development program, the Graduate School of Banking at the University of Wisconsin-Madison, and the Rollie Denison Leadership Institute.

In addition to his professional accomplishments, Jerome serves as the treasurer for the Middle Michigan Development Corporation and is a member of the Finance Advisory Board for the Ferris State University College of Business. He is past chair of the Mecosta County Development Corporation, past vice-chair of the Mecosta County Medical Center, and a former member of the Friends of Ferris Board.

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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

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During his 16 years with Isabella Bank, Jerome has led many strategic initiatives. He is a proven leader and embraces our core values and community bank heritage. His vast experience in strategic planning will continue to be a tremendous asset to our Bank. Please join me in congratulating Jerome on his new appointment.

As we approach the end of 2015, I would like to wish you and your family a safe and happy holiday season. On behalf of our Board of Directors and all of our employees, thank you very much for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.